Exhibit 10.L

2016 RESTRICTED SHARE UNIT GRANT
RESTRICTED SHARE UNIT AGREEMENT
UNDER THE 2015 STOCK PLAN

Grant Date: Grant Date
Name: Participant Name
Number and Type of Shares: Shares Granted RSU Shares

Award of Restricted Share Units under the
Eaton Corporation plc 2015 Stock Plan

The Compensation and Organization Committee (the “Committee”) of the Board of Directors of Eaton Corporation plc (the “Company”) has awarded you a number of restricted share units effective as of Grant Date (the “Grant Date”) under the terms and conditions of the Company’s 2015 Stock Plan (the “Plan”). Capitalized terms used without definition in this Restricted Share Unit Agreement (this “Agreement”) shall have the meanings given to such terms in the Plan. Information concerning the number of restricted share units awarded to you (the “Award”) is available online through the Eaton Service Center maintained by Fidelity Stock Plan Services (or any successor third party administrator of the Plan) (the “Third Party Administrator”), which may be accessed through the Company’s website. You are required to accept the Award online at the Eaton Service Center maintained by the Third Party Administrator. You acknowledge and agree as follows:

1.    Acceptance. I hereby accept the aforementioned Award on the terms and conditions provided in the Plan and this Agreement.

2.    Restricted Share Units. I acknowledge that, as of the Grant Date, the restricted share units referred to above (the “Restricted Units”) have been awarded to me, contingent on the continuation of my service with the Company or any of its subsidiaries as provided herein. Each Restricted Unit is equivalent in value to the market value of one (1) ordinary share of nominal value $0.01 per share (“Ordinary Share”) of the Company. Except as otherwise provided in the Plan or this Agreement, the Restricted Units shall be forfeited and immediately cancelled if my employment with the Company or any of its subsidiaries is terminated under any circumstances whatsoever prior to the applicable vesting date, including without limitation dismissal, resignation, divestiture of operations, disability or retirement. This possibility of forfeiture shall lapse according to the vesting schedule as published on the Company’s records at the Eaton Service Center maintained by the Third Party Administrator.

If any Restricted Units are forfeited for any reason, I understand that I will not be entitled to any payment of cash or Ordinary Shares in respect of any Restricted Units so forfeited. Restricted Units that vest in accordance with Section 3 of this Agreement shall be settled by the delivery to me of an equal number of Ordinary Shares within ten (10) days following the applicable vesting date.
The Management Compensation Committee of the Company (the “Management Committee”) reserves the right to decide to what extent my leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed to be an interruption of continuous employment.

3.    Vesting. The Restricted Units will vest subject to and conditioned upon my continued employment by the Company or any of its subsidiaries through each applicable vesting date as published on the Company’s records at the Eaton Service Center maintained by the Third Party Administrator; provided, however that the Committee may, in its sole discretion, waive the requirement of continued employment in whole or in part in the event of my termination of employment prior to the applicable vesting date. Further, if a regularly scheduled vest day falls on a Saturday, Sunday or other day when the principal stock exchange for the Ordinary Shares is closed for trading, the vest day shall mean the nearest preceding day when that stock exchange is open for trading.

4.    Par Value. To the extent that Ordinary Shares issued upon settlement of my Award of Restricted Units are newly issued Ordinary Shares, I hereby authorize the Company or any subsidiary to withhold from me via payroll deduction an amount equal to the nominal value, being US $0.01 per share, of such number of newly issued Ordinary Shares, or if such deduction is not made, I will pay or make arrangements with the Company for payment of such amount.

5.    Transferability. The Restricted Units and any Ordinary Shares to be delivered with respect to the Restricted Units shall be non-transferable until such time as the Ordinary Shares are delivered to me hereunder. I agree not to make, or attempt to make, any sale, assignment, transfer or pledge of any of the Restricted Units or Ordinary Shares prior to the date on which Ordinary Shares are delivered to me. Notwithstanding the foregoing provisions of this Section 5, I am permitted to designate one or more primary and contingent beneficiaries to whom the Restricted Units will be transferred in the event of my death. The process for designating such beneficiaries is available through the Eaton Service Center maintained by the Third Party Administrator.

6.    Reorganizations, etc. The number of Restricted Units and class of shares subject to this Award are subject to adjustment as provided in Section 11 of the Plan.

7.    No Dividends or Voting Rights. I acknowledge that there are no voting or dividend rights associated with the Restricted Units such as those available to holders of Ordinary Shares of the Company.

8.    Tax Withholdings.

(a)    I am responsible for all taxes and social insurance contributions owed by me in connection with the Restricted Units, regardless of any action the Company takes with respect to any Tax Withholding Obligations (as defined below) that arise in connection with the Restricted Units. The Company does not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant, vesting or payment of the Restricted Units or the subsequent sale of the Ordinary Shares. The Company does not commit and is under no obligation to structure the Restricted Units to reduce or eliminate my tax liability.

(b)    Prior to any event in connection with the Restricted Units that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social insurance contributions (the “Tax Withholding Obligation”), I am required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. My acceptance of this Agreement constitutes my instruction and authorization to the Company to withhold on my behalf the number of Ordinary Shares from those Ordinary Shares issuable to me at the time when the Restricted Units become vested or payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. The value of the Ordinary Shares withheld for such purposes shall be based on the fair market value of the Ordinary Shares on the date of vesting or payment, as applicable. To the extent that the Company or an affiliate withholds in Ordinary Shares, it will do so at the minimum statutory rate to the extent necessary, as determined by the Company, to avoid negative accounting treatment. Should the Company or the affiliate withhold an amount in excess of my actual Tax Withholding Obligation, the Company and/or my employer will refund the excess within a reasonable period and without any interest. I agree (i) to pay the Company and/or the affiliate employing me any amount of the Tax Withholding Obligation that is not satisfied by the means described herein or (ii) to the extent permitted by applicable law, for the Company and/or the affiliate employing me to deduct cash from my regular salary payroll to cover such additional amounts. If I fail to comply with my obligations in connection with the Tax Withholding Obligation as described in this section, the Company may refuse to deliver the Ordinary Shares.

9.    No Rights to Continued Employment. I acknowledge that this Award of Restricted Units does not in any way entitle me to continued employment with the Company or any of its subsidiaries for the period during which the possibility of forfeiture continues or for any other period, and does not limit or restrict any right the Company or any of its subsidiaries otherwise may have to terminate my employment. Furthermore, the Restricted Units and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate.

10.    Non-Competition. I expressly acknowledge and agree that in the event that I voluntarily leave the employment of the Company or a subsidiary and within one year after the vesting of the Restricted Units enter into an activity as employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Management Committee, is in competition with the Company or a subsidiary, the amount of the total fair market value of such vested Restricted Units as of the vesting date shall inure to the benefit of the Company and I agree to promptly pay the same to the Company, unless the Management Committee in its sole discretion shall determine that such action by me is not inimical to the best interests of the Company or its subsidiaries.

11.    Non-Solicitation. I agree that during my employment and for a period of twelve (12) months from the voluntary or involuntary termination of my employment for any reason and with or without Cause, I will not, (a) either on my own behalf or for any competing business, directly or indirectly solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from any customers with whom I had material business contact during the last five (5) years of my employment, or about whom I have any trade secret information, for the purposes of providing products or services that are the same as or substantially similar to those provided by the Company or a subsidiary, or (b) directly or indirectly solicit, recruit, or encourage current employees of Eaton or employees who have terminated their employment with Eaton or been terminated by Eaton within six months of the solicitation, recruitment, or encouragement to terminate employment with Eaton and/or to work in any manner for me or any entity affiliated with me.

12.    Change of Control.

(a)     Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 12 shall govern the Award, to the extent not previously vested or forfeited, in the event of a Change of Control (as defined in the Plan) of the Company.

(b)     If the Restricted Units are not assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then, the forfeiture restrictions referred to in Section 2 hereof shall lapse with respect to all of the Restricted Units as of the date of the Change of Control and the vested Restricted Units shall be settled in accordance with Section 2 hereof, subject to Section 13 of this Agreement.

(c)     If the Restricted Units are assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then the Restricted Units shall continue to vest subject to my continued employment in accordance with the original vesting schedule of the Award; provided, however that if within two years after the Change of Control, my employment is terminated by the Company or a subsidiary without Cause (as defined in the Plan) or by me for Good Reason (as defined in the Plan), then the forfeiture restrictions referred to in Section 2 hereof shall lapse with respect to all of the Restricted Units as of the date of the date of such employment termination and the vested Restricted Units shall be settled in accordance with Section 2 hereof, subject to Section 13 of this Agreement.

13.    Section 409A of the Code. The Company intends that the Restricted Units will be exempt from or comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance with such intent. In particular, to the extent required to comply with Section 409A of the Code and notwithstanding any other provision of this Agreement to the contrary: (a) the phrase “termination of employment” or words of similar import shall mean my “separation from service” with the Company within the meaning of Section 409A of the Code; (b) if I am a “specified employee” at the time of my separation from service with the Company (as determined by the Company in accordance with Section 409A of the Code), then any Restricted Units otherwise payable as a result of my separation from service shall be paid within thirty (30) days after the first business day which is at least six (6) months after my separation from service (or if earlier, within 60 days after my death); and (c) any vested Restricted Units otherwise payable under Section 12(b) hereof as a result of a Change of Control shall not be paid at such time unless the Change of Control qualifies as a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and payment at such time is otherwise permitted without the imposition of additional tax under Section 409A of the Code, and if payment of Restricted Units that become vested upon a Change of Control is not so permitted, payment of such vested Restricted Units will be made within thirty (30) days after the earlier of the originally schedule vesting date(s) or the date of my separation from service (subject to any six-month delay required to comply with Section 409A of the Code if I am a specified employee as provided herein). Although the Company will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Restricted Units is not warranted or guaranteed. I expressly acknowledge and agree that neither the Company, its subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by me (or any other individual claiming a benefit through me) as a result of this Agreement or the Restricted Units granted hereunder.

14.    Nature of Grant. In accepting the grant, I acknowledge that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted units, or benefits in lieu of restricted share units, even if restricted share units have been granted repeatedly in the past and all decisions with respect to future restricted share unit grants, if any, will be at the sole discretion of the Company;

(c)    I am voluntarily participating in the Plan;
(d)    the Restricted Units and the Ordinary Shares subject to the Restricted Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or my employer, and which is outside the scope of my employment contract, if any;
(e)    the Restricted Units and the Ordinary Shares subject to the Restricted Units are not intended to replace any pension rights or compensation;
(f)    the Restricted Units and the Ordinary Shares subject to the Restricted Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, my employer, or any subsidiary or affiliate;
(g)    the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;
(h)    in consideration of the grant of the Restricted Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Units resulting from termination of my employment with the Company or my employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company and my employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
(i)    in the event of termination of my employment (whether or not in breach of local labor laws), my right to vest in the Restricted Units under the Plan, if any, will terminate effective as of the date that I am no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Management Committee shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Restricted Units.
15.    Data Privacy and Data Protection.
(a)     I hereby explicitly and voluntarily consent to the collection, use, processing and transfer, in electronic or other form, of my personal data, including my Data as that term is defined below, as described in this Agreement and in any other award materials by and among, as applicable, my employer, the Company, and its subsidiaries and affiliates, as well as third parties acting on their behalf, for the exclusive purpose of implementing, administering and managing my eligibility for and participation in the Plan.

(b)    I understand that the Company and my employer may hold certain personal data about me, including but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, benefit eligibility, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all awards or any other entitlement to Ordinary Shares granted, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, the “Data”).

(c)    I understand that Data will be transferred to and processed and stored by third parties assisting the Company with the implementation, administration and management of the Plan, including Fidelity Stock Plan Services and any successor Third Party Administrator, and I consent to such transfer, processing and storage. I understand that the Data may be transferred to and processed and stored outside of my country of residence, including the United States of America, and that the recipients’ country (including the United States) may have different data privacy laws and protections than my country of residence, and I nevertheless consent to the transfer, processing and storage of my data in those nations. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, store, process, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan or as otherwise may be required by applicable law. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary and appropriate amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

16.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Restricted Units shall be subject to the special terms and conditions set forth in the addendum attached hereto as Appendix A to this Agreement (the “Non-U.S. Addendum”) for my country. Moreover, if I relocate to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum constitutes part of this Agreement.

17.    Legal Fees. I agree that if Eaton substantially prevails in any litigation arising out of or relating to this Agreement, Eaton shall be entitled to recovery of its reasonable attorneys’ fees and associated costs, in addition to any other relief mentioned herein.

18.    Choice of Law, Venue, and Jurisdiction. This Agreement shall be governed by the laws of the State of Ohio, except any such laws that require the application of another jurisdiction’s laws.

19.    Severability and Reformation. The parties acknowledge that this Agreement is valid and enforceable only to the extent permitted by applicable law. In the event that Sections 10 or 11 of this Agreement are rendered unenforceable by a court of law or by an arbitral body for any reason, I hereby acknowledge and agree that Eaton does not owe me any financial obligation as I am not bound by such section, nor will I seek any compensation from Eaton based on this Agreement or any provision thereof. I agree that if any particular paragraphs, subparagraphs, sections, phrases, words, or other portions of this Agreement are determined by an appropriate court to be overbroad, invalid, or unenforceable as written, they shall be modified as necessary to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or, if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

20.    Miscellaneous. Unless otherwise expressly provided herein, terms defined in the Plan shall have the same meanings when used in this Agreement. The Committee (or its delegate) shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Restricted Units without my consent. Also, the Restricted Units shall be null and void to the extent the grant of Restricted Units or the lapse of restrictions thereon is prohibited under the laws of the country of my residence or employment. The Committee (or its delegate) may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions at earlier dates. The use of the masculine gender shall be deemed to include the feminine gender. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement represents the entire understanding between us on the subject hereof.

1019623.4
Appendix A

Non-U.S. Addendum